UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2016, Ecosphere Technologies, Inc., a Delaware corporation (the “Company”), closed on a Note Purchase Agreement, effective June 27, 2016, with its wholly-owned subsidiary Ecosphere Development Company LLC, a Washington State limited liability company (“EDC”), and an accredited investor, as lender (the “Lender”), pursuant to which EDC issued to the Lender a $1,000,000 senior secured promissory note (the “Note”) in exchange for $1,000,000 cash. Proceeds from the issuance and sale of the Note will be used to fund the first phase of EDC’s Cannatech Agriculture Center, a turnkey agriculture growing facility to be constructed in Washington State incorporating the Company’s automated growing and patented water treatment technologies.

The Note bears annual interest at the rate of 15% and matures 63 months after EDC’s initial tenant obtains both a certificate of occupancy and an approved I-502 cultivation license issued by the Washington State Liquor Control Board, but in no event later than April 15, 2022. The Note is secured by all of EDC’s personal property and by EDC’s interest in certain agreements entered into between EDC and its initial tenant pursuant to which EDC will lease the initial tenant property and equipment, provide consulting services, and license its technology.

Effective June 27, 2016, EDC also entered into a long-term Business Consulting Agreement with the Lender under the Note pursuant to which the Lender will provide EDC with advice and services with respect to EDC’s business and financial management and long-range planning. In exchange for the consulting services, EDC will pay the Lender $8,333 monthly plus 15% of EDC’s monthly revenues received under agreements with EDC’s initial tenant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

	By:	/s/ Dennis McGuire
Dennis McGuire Chief Executive Officer
Date: July 7, 2016